EXHIBIT 99.1

Contact:
Michael W. Rogers	Brooke D. Wagner
Exec. VP and Chief Financial Officer	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES SECOND QUARTER FISCAL 2008

FINANCIAL RESULTS

LEXINGTON, MA, April 30, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the second quarter of fiscal 2008, ended March 31, 2008. The Company will host a conference call and webcast today beginning at 9:00 am eastern time (details follow below).

The Company reported revenues of $17.6 million and a consolidated net loss of $17.9 million or $0.23 per share for the quarter ended March 31, 2008. This compares to revenues of $11.2 million and a consolidated net loss of $12.4 million or $0.22 per share for the quarter ended March 31, 2007. For the six month period ended March 31, 2008, the Company reported revenues of $34.0 million and a consolidated net loss of $32.6 million or $0.43 per share. This compares to revenues of $24.4 million and a consolidated net loss of $22.7 million or $0.41 per share for the six month period ended March 31, 2007.

At March 31, 2008, the Company had consolidated cash and cash equivalents of approximately $60.8 million.

“We have achieved a number of important objectives including the successful launch of SANCTURA XR™, the European licensing of VANTAS® and the continued outstanding performance of SUPPRELIN® LA,” said Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “Our ongoing preparation for the launch of NEBIDO® following the June 27, 2008 PDUFA date is clearly a top priority for the company. In addition, FDA action on VALSTAR™, multiple business development opportunities and the continued success of our existing marketed products position Indevus for a very successful fiscal year.”

Financial Results

Total consolidated revenues for the quarter ended March 31, 2008 were $17.6 million, an increase of 57% from the $11.2 million reported for the quarter ended March 31, 2007. The primary components of revenue for the quarter ended March 31, 2008 were $10.4 million from the recognition of revenue associated with the SANCTURA® franchise, $3.6 million from sales of VANTAS, and $3.0 million from sales of SUPPRELIN LA. During the quarter, the Company also recognized $0.4 million from sales of DELATESTRYL®, and $0.2 million from royalties for Sarafem.

Cost of revenue for the quarter ended March 31, 2008 was $6.4 million compared to the $1.3 million reported for the quarter ended March 31, 2007. Cost of revenue in the current quarter relates primarily to sales of SANCTURA XR to Allergan, costs associated with VANTAS, SUPPRELIN LA and DELATESTRYL and royalties on sales of SANCTURA and SANCTURA XR that are reimbursed by Allergan.

Research and development expenses for the quarter ended March 31, 2008 were $6.3 million, a decrease of 33% from the $9.3 million reported for the quarter ended March 31, 2007. Marketing, general and administrative expenses for the quarter ended March 31, 2008 were $21.3 million, an increase of 68% from the $12.7 million reported for the quarter ended March 31, 2007.

Total consolidated revenues for the six month period ended March 31, 2008 were $34.0 million, an increase of 40% from the $24.4 million reported for the six month period ended March 31, 2007. The primary components of revenue for the six month period ended March 31, 2008 were $19.9 million from the recognition of revenue associated with the SANCTURA franchise, $7.2 million from sales of VANTAS, and $5.2 million from sales of SUPPRELIN LA. During the six month period, the Company also recognized $1.1 million from sales of DELATESTRYL, and $0.6 million from royalties for Sarafem.

Cost of revenue for the six month period ended March 31, 2008 was $12.3 million compared to the $5.6 million reported for the six month period ended March 31, 2007. Cost of revenue in the six month period relates primarily to sales of SANCTURA XR to Allergan, costs associated with VANTAS, SUPPRELIN LA and DELATESTRYL and royalties on sales of SANCTURA and SANCTURA XR that are reimbursed by Allergan.

Research and development expenses for the six month period ended March 31, 2008 were $12.6 million, a decrease of 34% from the $19.2 million reported for the six month period ended March 31, 2007. Marketing, general and administrative expenses for the six month period ended March 31, 2008 were $39.0 million, an increase of 80% from the $21.7 million reported for the six month period ended March 31, 2007.

Interest expense included $1.8 million and $3.5 million for the quarter and six month period ended March 31, 2008 in connection with the Company’s outstanding convertible notes.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 AM eastern time on April 30, 2008. The live call may be accessed by dialing 888-713-4218 from the U.S. and Canada, and 617-213-4870 from international locations. The participant passcode is 85206063. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PKMQDNKX4.

Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. A replay of the call will be available beginning at 11:00 AM on April 30, 2008 and lasting until 12:00 AM on May 28, 2008. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 23855950.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA XR™ and SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, octreotide for acromegaly, and pagoclone for stuttering.

About SANCTURA and SANCTURA XR

SANCTURA® and SANCTURA XR™ belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About VANTAS

VANTAS® is a soft and flexible 12-month hydrogel implant that provides histrelin, a luteinizing hormone-releasing hormone (LHRH) agonist, for the palliative treatment of advanced prostate cancer. VANTAS is contraindicated in patients with hypersensitivity to GnRH, GnRH agonist analogs, or any components in VANTAS.

About SUPPRELIN LA

SUPPRELIN® LA is a subcutaneous implant indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. It utilizes the HYDRON® Polymer Technology and is specifically designed to provide a continuous release over 12 months of the gonadotropin releasing hormone (GnRH) agonist, histrelin. SUPPRELIN LA is contraindicated in patients with hypersensitivity to GnRH or GnRH analogs.

About DELATESTRYL

DELATESTRYL® is an injectable testosterone preparation for the treatment of male hypogonadism. DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended March 31, 2008 and 2007

(Amounts in thousands except per share data)

	For the three months ended March 31,		For the six months ended March 31,
	2008	2007	2008	2007
Total revenues	$17,643	$11,224	$34,042	$24,375

Costs and expenses:
Cost of product revenues	6,412	1,274	12,267	5,550
Research and development	6,253	9,272	12,645	19,191
Marketing, general and administrative	21,276	12,687	39,042	21,690
Amortization of intangibles	497	—	993	—

Total costs and expenses	34,438	23,233	64,947	46,431

Loss from operations	(16,795)	(12,009)	(30,905)	(22,056)

Investment income	650	863	1,769	1,903
Interest expense	(1,761)	(1,293)	(3,473)	(2,585)

Net loss	$(17,906)	$(12,439)	$(32,609)	$(22,738)

Net loss per common share:
Basic and diluted	$(0.23)	$(0.22)	$(0.43)	$(0.41)

Weighted average common shares:
Basic and diluted	76,461	55,923	76,383	55,885

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31,	September 30,
	2008	2007
Cash, cash equivalents	$60,765	$71,142
Goodwill	48,244	48,244
Intangible assets, net	28,197	29,190
Other assets	42,874	34,474

Total assets	$180,080	$183,050

Convertible notes	$69,164	$68,112
Deferred revenue	184,462	158,461
Other liabilities	27,755	30,815

Capital	507,809	502,163
Accumulated deficit	(609,110)	(576,501)

Total stockholders’ deficit	(101,301)	(74,338)

Total liabilities and stockholders’ deficit	$180,080	$183,050